Exhibit 21

SUBSIDIARIES

Anodize, LLC —a Florida limited liability company
Scorpion Racing Products, Inc. — a Florida corporation
Scorpion Medical Technologies, LLC — a Florida limited liability company
Scorpion Real Estate Investments of Broward County, LLC —a Florida limited liability company
Scorpion Real Estate Investments of Marion County, LLC — a Florida limited liability company
Manure Packing Systems, LLC - a Florida limited liability company
World Waste Management, LLC - a Florida limited liability company
Scorpion Rockers, Inc. – a Florida corporation